Exhibit 10.2

TERMINATION OF LEASE

THIS TERMINATION OF LEASE (this “Agreement”) is entered into as of September 15, 2014, by and between THIRTY-EIGHT SIDNEY STREET LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and AGIOS PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Lease (as defined below).

W I T N E S S E T H

WHEREAS, Landlord and Tenant entered into a certain Lease dated as of August 2, 2010 (the “38 Lease”), for certain premises containing approximately 38,536 rentable square feet located on the second and third floors of the building at 38 Sidney Street, Cambridge, Massachusetts (the “Premises”);

WHEREAS, the Initial Term of the 38 Lease expires on April 30, 2016 (the “38 Lease Expiration”);

WHEREAS, Tenant has entered into a new lease with an affiliate of Landlord at the building located at 88 Sidney Street, Cambridge, Massachusetts (the “88 Lease”); and

WHEREAS, Tenant and Landlord desire to terminate the 38 Lease prior to the 38 Lease Expiration, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	So long as there is no default under and continuing by Tenant, the 38 Lease shall be terminated effective thirty (30) days after the rent commencement date under the terms of the 88 Lease (the “88 Rent Commencement Date”), which 88 Rent Commencement Date shall be on or about May 1, 2015 (such termination date being the “38 Termination Date”).

2.	Within thirty (30) days after the 38 Termination Date, Landlord shall return to Tenant the Security Deposit in the form of an original letter of credit issued by Silicon Valley Bank in the amount of $570,814.00. Landlord acknowledges and agrees that Tenant may notify the issuer of such letter of credit that Tenant does not intend to renew such letter of credit after the 38 Termination Date, and provided that such letter of credit is not terminated prior to thirty (30) days after the 38 Termination Date, Landlord acknowledges and agrees that no such action by Tenant, nor a receipt by Landlord of a letter of non-renewal from such issuer, shall constitute a default of Tenant under the 38 Lease or this Agreement.

3.	Effective upon execution of this Agreement: (1) the 38 Lease shall be terminated effective as of the 38 Termination Date, and shall have no further force or effect, except as otherwise provided therein; (2) Tenant shall have no obligation for the payment of Annual Fixed Rent or Additional Rent with respect to the 38 Lease from and after the 88 Rent Commencement Date; (3) Tenant shall surrender the Premises in accordance with the terms of the 38 Lease; (4) Landlord shall release Tenant from the performance of the terms, covenants and conditions of the 38 Lease, except those that by their terms survive the expiration and/or earlier termination of the 38 Lease, including without limitation, any amounts due Landlord as a result of the annual reconciliation of Operating Expenses and Real Estate Taxes, the Tenant’s obligation to remove any Hazardous Materials from the Premises as required by Section 6.1 and Section 6.2, Tenant’s obligation to repair any damage to the Premises as required by Section 11.10 and any Tenant indemnification obligations under the 38 Lease; and (5) Tenant shall release Landlord from the performance of the terms, covenants and conditions of the 38 Lease, except those that by their terms survive the expiration and/or earlier termination of the 38 Lease, including without limitation, any amounts due Tenant as a result of the annual reconciliation of Operating Expenses and Real Estate Taxes and any Landlord indemnification obligations under the 38 Lease. Notwithstanding anything set forth in the 38 Lease to the contrary, Tenant shall not be obligated to remove the internal stairway connecting the second and third floor of the Premises.

4.	Tenant hereby acknowledges and agrees that, as of the date of this Agreement, Landlord is not in default in the performance of its obligations under the 38 Lease, and, to the best of Tenant’s knowledge, no event has occurred that, with the giving of notice or the passage of time or both, could constitute a default by Landlord under the 38 Lease. Landlord hereby acknowledges and agrees that, as of the date of this Agreement, Tenant is not in default in the performance of its obligations under the 38 Lease, and, to the best of Landlord’s knowledge, no event has occurred that, with the giving of notice or the passage of time or both, could constitute a default by Tenant under the 38 Lease.

5.	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

6.	This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal, as of the day, month and year first above written.

LANDLORD:

THIRTY-EIGHT SIDNEY STREET LIMITED PARTNERSHIP,

a Delaware limited partnership

By:	Forest City 38 Sidney Street, Inc., an Ohio corporation
Its General Partner

By:	/s/ Michael Farley
Name:	Michael Farley
Title:	Vice President

TENANT:

AGIOS PHARAMACEUTICALS, INC.,

a Delaware corporation

By:	/s/ David Schenkein
Name:	David Schenkein
Title:	Chief Executive Officer

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